                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               (Amendment No. 1)

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                               INTERWOVEN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  46114T 10 2
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
                        ------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

-----------------------                                  -----------------------
  CUSIP NO. 46114T 10 2                                   Page 2 of 4 Pages
-----------------------                                  -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:   Martin W. Brauns
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON   ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:   United States of America
 4

------------------------------------------------------------------------------
                          SOLE VOTING POWER          1,419,436
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER        -0-
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER     1,419,436 (1)
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER   -0-
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      1,419,436
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   6.2%
11

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON: IN
12


------------------------------------------------------------------------------

(1) 808,324 shares are subject to a right of repurchase in favor of the issuer, which right of repurchase expires as to 21,526 shares on January 1, 2000 and ratably each month thereafter.

                                 SCHEDULE 13G

-----------------------                                  -----------------------
  CUSIP NO. 46114T 10 2                                   Page 3 of 4 Pages
-----------------------                                  -----------------------

Item 1(a). Name of Issuer:
           --------------

           Interwoven, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
           -----------------------------------------------

           1195 W. Fremont Ave., Sunnyvale CA 94087

Item 2(a). Name of Person Filing:
           ---------------------

           Martin W. Brauns

Item 2(b). Address of Principal Business Office:
           ------------------------------------

           1195 W. Fremont Ave., Sunnyvale CA 94087

Item 2(c). Citizenship:
           -----------

           United States of America

Item 2(d). Title of Class of Securities:
           ----------------------------

           Common Stock, $.001 par value

Item 2(e). CUSIP Number:
           ------------

           46114T 10 2

Item 3.    Information if Statement is Filed Pursuant to Rule 13d-1(b), or 13d-
           --------------------------------------------------------------------
           2(b) or (c):
           -----------

           Not Applicable.

Item 4.    Ownership.
           ---------

           (a) Amount beneficially owned: 1,419,436 shares, held of record by Martin W. Brauns and Margaret R. Brauns, trustees U/D/T/ 1/9/95 (the "Martin W. and Margaret R. Brauns Trust").

           (b)   Percent of class:  6.3%

           (c)   Number of shares as to which such person has:

           (i)   Sole power to vote or to direct vote:                 1,419,436
           (ii)  Shared power to vote or to direct vote:                   -0-
           (iii) Sole power to dispose or to direct the disposition:   1,419,436(1)
           (iv)  Shared power to dispose or to direct the disposition:     -0-

                                 SCHEDULE 13G

-----------------------                                  -----------------------
  CUSIP NO. 46114T 10 2                                   Page 4 of 4 Pages
-----------------------                                  -----------------------

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

         The Martin W. and Margaret R. Brauns Trust has the right to receive dividends from, or the proceeds from the sale of, the above referenced securities.

Item 7.  Identification and Classification of Subsidiary:
         ---------------------------------------------------

         Not applicable.

Item 8.  Identification and Classification of Group:
         ------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of Group:
         --------------------------------

         Not applicable.

Item 10. Certification:
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              March 8, 2000
                                              ----------------------------------
                                              Date

                                              /s/ Martin W. Brauns
                                              ----------------------------------
                                              Martin W. Brauns